EXHIBIT 34.1

Report of Independent Registered Certified Public Accounting Firm

To Board of Directors and Stockholder of

    World Omni Financial Corp.:

We have examined World Omni Financial Corp.’s (“WOFC”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset backed security transactions of automobile and light duty truck retail installment sales contracts sponsored by WOFC since January 1, 2006 (the Platform), described in the accompanying Assertion of Compliance with Applicable Servicing Criteria, as of December 31, 2006 and for the year ended December 31, 2006, excluding criteria 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xv) which WOFC has determined are not applicable to the servicing activities performed by it with respect to the Platform. As described in management’s assertion, for servicing criteria 1122(d)(2)(i) and 1122(d)(4)(viii), the Company has engaged various vendors to perform certain of the activities required by these servicing criteria. The Company has determined that these vendors are not considered “servicers” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s determination of its eligibility to use Interpretation 17.06. Appendix A identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, World Omni Financial Corp. complied with the aforementioned applicable servicing criteria as of and for the period ended December 31, 2006 for the asset backed security transactions of automobile and light duty truck retail installment sales contracts sponsored by WOFC since January 1, 2006, in all material respects.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

March 30, 2007

EXHIBIT 34.1

Appendix A

World Omni Receivables Trust

World Omni Receivables Trust 2006-A

World Omni Receivables Trust 2006-B